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                                                                  EXHIBIT (c)(3)

                              LSAI HOLDING CORP.
                            c/o HELLMAN & FRIEDMAN
                        ONE MARITIME PLAZA, SUITE 1200
                        SAN FRANCISCO, CALIFORNIA 94111

December 15, 1995

To:  [Participating Stockholder]

Re:  Participating in Transaction

        This letter sets forth the agreement between the undersigned stockholder (the "Stockholder") of Levi Strauss Associates Inc., a Delaware corporation (the "Company"), and LSAI Holding Corp. ("Holdings"), a newly formed Delaware corporation, with respect to a transaction (the "Transaction") in which Holdings would acquire the Company for cash in a merger transaction (the "Merger") pursuant to a merger agreement (the "Merger Agreement"), to be negotiated and entered into by Holdings and the Company. The undersigned Stockholder is a member of a group of holders (collectively, the "Stockholders")of shares of the Company's Class L Common Stock ("Class L Shares"), each of whom desires to participate in and support the Transaction and each of whom is entering into an agreement which is similar to this Agreement. The undersigned holds, or controls the investment of, Class L Shares, either directly or in other capacities (for example, as trustee).

        The Stockholder is aware that Holdings contemplates presenting a proposal (the "Proposal") for the Transaction to the Board of Directors of the Company and that the Proposal will involve a cash price of $250 per Class L Share and $250 per share of Class E Common Stock ("Class E Share"). The Class L Shares and Class E Shares are herein referred to collectively as the "Shares". The Stockholder desires to (1) purchase shares of common stock of Holdings ("Holdings Shares") by contributing all or a portion of the Stockholder's Class L Shares owned at the time of the Transaction to Holdings in exchange for Holdings Shares, and (2) receive cash in the Merger for the balance (if any) of the Stockholder's Class L Shares owned at the time of the Transaction. The Stockholder understands and acknowledges that but for the Stockholder's execution of this Agreement, Holdings would not make the Proposal to the Board. Therefore, to induce Holdings to make the Proposal and to induce Holdings and the Company to negotiate and enter into the Merger Agreement, the Stockholder agrees as follows:
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December 15, 1995
Page 2

        1.  Contribution of Class L Shares to Holdings.
            ------------------------------------------
Prior to (and conditioned upon) the consummation of the Merger, the Stockholder will contribute, or cause to be contributed, to Holdings, at least ___________ Class L Shares. In exchange for each Class L Shares so contributed, the contributing holder will receive one Holdings Share. In connection with the foregoing, the Stockholder agrees to enter into (or to cause such contributing holder to enter into) such additional agreements relating to the Transaction as Holdings may request, including a subscription agreement relating to the contribution of Class L Shares and purchase of Holdings Shares, a voting trust agreement which will have a duration of at least 15 years and a stockholders' agreement which will have a duration of at least 20 years. In addition, the Stockholder agrees to be identified by Holdings as a "Transaction Sponsor" in communications or offering documents issued by Holdings.

        2.  Agreement to Vote.  The Stockholder covenants and agrees (a) to
            -----------------
vote, or cause to be voted (whether by proxy, consent or in person), all of the Class L Shares held of record by the Stockholder, or with respect to which the Stockholder has the power to direct decisions relating to voting (whether owned at the date hereof or acquired hereafter) (collectively, the "Voting Shares")
(i) in favor of the Transaction and (ii) in the manner directed by Holdings on any other matter which may be presented to the Company's stockholders during the term of this Agreement that Holdings believes would support its ability to consummate the Transaction and (b) not to exercise appraisal or dissenters' rights with respect to any of such Voting Shares in connection with the Merger.

        During the term of this Agreement, the Stockholder will not deposit any of such Stockholder's Voting Shares in any voting trust, or enter into any voting agreement with respect to any of such Stockholder's Voting Shares or otherwise encumber the voting interests therein, except as expressly provided herein, without the prior written consent of Holdings.

        3.  Cooperation with Holdings.  The Stockholder will cooperate fully
            -------------------------
with Holdings in connection with the Transaction and will file any necessary forms under the Hart-Scott-Rodino Antitrust Improvements Act that may be required. Moreover, the Stockholder will not, directly or indirectly, (a) solicit any inquiries or proposals from, or enter into or continue any discussions, negotiations or agreements relating to a merger, consolidation or business combination of the Company with, or acquisition of its voting securities by, or a direct or indirect acquisition or disposition of a significant amount of assets other than in the ordinary course of business of the Company from or to, any person or entity other than Holdings or
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December 15, 1995
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(b) vote in favor of or consent to any such proposal or transaction.

        4.  Private Offering; No Registration.  Holdings has made available to
            ---------------------------------
the Stockholder information concerning the proposed Transaction, and will make an Offering Memorandum available as soon as practicable after the date of this Agreement. The Stockholder represents that Holdings Shares purchased in the Transaction will be purchased for the Stockholder's (or the contributing holder's) own account, for investment and not with a view to, or for sale in connection with, the distribution thereof or with any present intention of distributing or reselling any of such shares. The Stockholder represents that such Stockholder has been advised that the Holdings Shares will not have been registered under the Securities Act of 1933, as amended (the "1933 Act") and the rules and regulations thereunder and, therefore, cannot be resold unless they are registered under the 1933 Act or unless an exemption from registration is available.

        5.  Termination.  This Agreement shall terminate on the earlier of (a)
            -----------
December 31, 1996, (b) 10 days following written notice to Holdings from the Stockholder of the occurrence of an increase in the price proposed to be paid for Class L Shares or Class E Shares in the Merger to which the Stockholder has not consented or (c) the date Holdings gives written notice to the Stockholder that it has abandoned its intent to seek to acquire all or substantially all of the outstanding Shares pursuant to the Transaction or a comparable transaction (whether or not at a different price than the Transaction).

        6.  Specific Performance.  The Stockholder and Holdings agree that
            --------------------
irreparable damages would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity.

        7.  Dividends.  Nothing in this Agreement shall restrict the right of
            ---------
the Stockholder to receive cash or stock dividends, or receive Class L Shares in a stock split, provided however, that any additional Class L Shares so received shall become subject to the terms of Section 2 of this Agreement.

        8.  Assignment.  This Agreement shall not be assignable, except by
            ----------
Holdings to any of its affiliates or associates, but such assignment shall not relieve Holdings of any its
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December 15, 1995
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obligations hereunder. This Agreement shall apply to and bind, and inure to the benefit of and be enforceable by, each of the parties hereto and each of their respective heirs, executors, administrators, representatives, successors and assigns. Without limiting the foregoing, the parties intend for the obligations under this Agreement to survive the death of any party or other person, including the Stockholder, and to be specifically enforceable against any deceased party's heirs, executors, administrators, representatives, successors or assigns to the fullest extent permitted by law (including, without limitation, California Probate Code (S)9680).

        9.  Notices.  All notices given pursuant to this Agreement shall be in
            -------
writing and shall be deemed to have been duly given if sent by registered or certified mail (return receipt requested), by messenger, by a nationally recognized overnight delivery company, or by telecopier, to the party or parties to be given such notice (a) at his or her address set forth on the signature page hereto, (b) if to Holdings, at the address set forth above, or (c) to such other address as such party to be given notice may have communicated to the sending party, provided such change of address has been received.

        10.  Counterparts.  This Agreement may be executed in any number of
             ------------
counterparts, all of which shall together constitute one and the same instrument.

        11.  Governing Law.  This Agreement shall be governed by and construed
             -------------
in accordance with the laws of the State of Delaware.

        12.  Severability.  In the event of the invalidity or unenforceability
             ------------
of any part or provision of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any other part or provision of this Agreement.

        13.  Entire Agreement.  This Agreement contains the entire understanding
             ----------------
of the parties with respect to the transaction contemplated hereby, and this Agreement may be amended only by an agreement in writing executed by the parties hereto.

                                 *   *   *   *

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December 15 1995
Page 5


        Please confirm that the foregoing correctly states the agreement between us by signing and returning to us a counterpart of this letter.

                                                Very truly yours,


                                                LSAI HOLDINGS CORP.


                                                By:______________________
                                                   Robert D. Haas
                                                   President


Accepted and Agreed
as of the date appearing above:


______________________________


Address for Notices: